EXHIBIT 10.1

                   MARTHA STEWART LIVING OMNIMEDIA, INC.
                     2005 EXECUTIVE SEVERANCE PAY PLAN

The Company previously adopted the Martha Stewart Living Omnimedia, Inc. 2002 Executive Severance Pay Plan, effective as of August 9, 2002 (the "Prior Plan"). Effective as of December 31, 2004, the Prior Plan expired. Effective as of January 1, 2005, the Company has adopted the Martha Stewart Living Omnimedia, Inc. 2005 Executive Severance Pay Plan.

The purpose of the Plan is to better provide for the retention of key executives through providing them with a higher degree of financial security, on the terms and conditions hereinafter stated. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of the Company.

                                 ARTICLE I

                                Definitions

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means Martha Stewart Living Omnimedia, Inc.

"Denial Notice" has the meaning given in Section 4.03(2) of the Plan.

"Disability" means a Total Disability under the Company's long-term disability insurance policy, or such comparable term under any successor policy which the Company may secure after the date hereof, as interpreted by the Plan Administrator.

"Effective Date" means January 1, 2005.

"Eligible Participant" has the meaning given in Section 2.02 of the Plan.

"Employment Severance Date" means the date of termination of employment of a Participant.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Good Reason" shall have the meaning given in Section 3.01 of the Plan.

"Involuntary Termination for Cause" has the meaning given in Section 3.02 of the Plan.

"Involuntary Termination for Disability" means any termination of a Participant's employment with the Company initiated by the Company as a result of such Participant's Disability.

"Participant" means any eligible executive who is made a participant in the Plan by action of the Plan Administrator as specified herein.

"Plan" means The Martha Stewart Living Omnimedia, Inc. 2005 Executive Severance Pay Plan.

"Plan Administrator" means the Compensation Committee of the Board of Directors of the Company, or, if the Board of Directors so determines, another committee of the Board or the Board itself.

"Pro-Rata Bonus" means, with respect to the fiscal year in which an Eligible Participant's Employment Severance Date occurs, an amount equal to the Eligible Participant's target annual bonus multiplied by a fraction, the numerator of which is the number of days that have elapsed in such fiscal year through and including the Employment Severance Date and the denominator of which is 365; provided, however, that the Pro-Rata Bonus shall be reduced, but not below zero, to the extent of any annual cash bonus the Eligible Participant receives from the Company in respect of the fiscal year in which the Employment Severance Date occurs.

"Qualifying Involuntary Termination" means any termination of a Participant's employment with the Company initiated by the Company other than an Involuntary Termination for Cause or an Involuntary Termination for Disability.

"Voluntary Termination for Good Reason" has the meaning given in Section
3.01 of the Plan.

"Voluntary Termination without Good Reason" means any termination of employment initiated by a Participant other than a Voluntary Termination for Good Reason.

                                 ARTICLE II

                    Eligibility; Participation; Benefits

Section 2.01. Participation in the Plan. The Plan Administrator may designate any executive of the Company to be a Participant, and may vary the terms of a Participant's participation on a case-by-case basis. Promptly following such designation, each Participant shall be notified of his or her participation in a formal communication from the Plan Administrator or the Company, provided that any variation in the terms of a Participant's participation from the default terms of the Plan shall be clearly explained to the Participant in such communication. Participation in the Plan shall be determined in the Plan Administrator's sole discretion. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) the termination of his or her employment under circumstances not giving rise to a right to severance benefits under the Plan, (ii) the completion of the delivery of all severance benefits under the Plan following the termination of his or her employment under circumstances giving rise to a right to such benefits and (iii) the termination or expiration of the Plan pursuant to Article V before termination of the Participant's employment or the giving of notice by a Participant under Section 3.01 hereof.

Section 2.02. Benefits Eligibility. A Participant shall become entitled to severance benefits under the Plan in the event he or she experiences a Voluntary Termination for Good Reason or a Qualifying Involuntary Termination, provided that all of the conditions set forth in
                    Section 2.03 are satisfied and the termination is not described in Section 2.04. Any Participant who becomes so entitled shall be deemed an "Eligible Participant."

Section 2.03. Conditions. As a condition to entitlement of each Participant to severance benefits under the Plan, the Participant must, following the Employment Severance Date, execute, and not revoke, a waiver and release of claims pursuant to Section 6.01 of the Plan, which shall provide, without limitation, the following: (i) that the Participant shall have returned to the Company all property of the Company held by the Participant;
                    (ii) a reaffirmation of the Participant's agreement to abide by the confidentiality agreement entered into by the Participant in connection with the Participant's employment with the Company or, if no such agreement exists, a confidentiality agreement in form and substance comparable to that typically entered into by comparably situated executives upon commencing employment with the Company; (iii) that the Participant shall reasonably cooperate with the Company to complete the transition of matters with which the Participant is familiar or responsible to other executives or employees and to make himself or herself reasonably available to answer questions or assist in matters which may require attention after the Participant's Employment Severance Date; (iv) that the Participant shall not disparage the Company and those persons and entities related to the Company; and (v) that, for two years following the Employment Severance Date, the Participant shall not interfere with the Company's businesses, including by solicitation of the Company's employees.

Section 2.04. Ineligible Terminations of Employment. A Participant will not be eligible for severance benefits under the Plan if his or her employment with the Company terminates for any of the following reasons:

                    1)   death of the Participant;

                    2)   Involuntary Termination for Disability;

                    3)   Voluntary Termination without Good Reason; or

                    4)   Involuntary Termination for Cause.

Section 2.05. Amount of Severance Payment. An Eligible Participant shall receive each of the following as severance benefits under the Plan:

                    (i) a Pro-Rata Bonus;

                    (ii) continued payment of his or her base salary during the period from his or her Employment Severance Date until the first anniversary of his or her Employment Severance Date, at the rate in effect as of his or her Employment Severance Date; and

                    (iii) a one-time bonus payment equal to 100% of such Eligible Participant's target annual bonus in effect as of his or her Employment Severance Date.

                    For purposes of this Section 2.05, no reduction in salary or target annual bonus of an Eligible Participant shall be taken into account in determining his or her severance benefits, if such reduction formed the basis of a claim for Voluntary Termination for Good Reason or was instituted just prior to, or after, the giving of an employment termination notice by the Company or the Eligible Participant.

Section 2.06. Form and Times of Payment. All severance benefits that take the form of continuation of base salary shall be paid according to the Company's regular payroll procedure. Severance benefits that take the form of payment of an Eligible Participant's target annual bonus shall be paid in substantially equal periodic installments from the Employment Severance Date until the first anniversary of the Employment Severance Date at the same time as the salary continuation payments are made pursuant to the preceding sentence. The Pro-Rata Bonus shall be paid in a lump sum within thirty (30) days following the Employment Severance Date. Notwithstanding this Section 2.06, however, if payment of the foregoing severance benefits constitutes deferred compensation subject to Section 409A of the Code, the commencement of such severance benefits may be postponed until the earliest date permitted by
                    Section 409A of the Code.

Section 2.07.       Benefit Continuation Provisions. An Eligible
                    Participant shall also be entitled to the following severance benefits:

                    1)   Health and Life Insurance. The Eligible
                         Participant shall continue to be covered by the Company's health and life insurance plans on the same terms and conditions as apply to similarly situated active employees of the Company, until the earlier of (i) the end of the period during which the Eligible Participant is entitled to salary continuation under Section 2.06 above and
                         (ii) the date on which the Eligible Participant first becomes eligible for benefits of the same type under a plan or plans provided by a subsequent employer.

                    2) Equity Awards. The Eligible Participant shall become immediately vested in, and restrictions shall lapse on, any and all outstanding equity awards of such Eligible Participant, including stock options and restricted stock grants.

                    3) Outplacement Benefits. The Eligible Participant shall be entitled to reimbursement for outplacement services of his or her choice if utilized in good faith of up to a maximum of $30,000.

Section 2.08. An Eligible Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise and, except as provided in Section 2.07(1), no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Eligible Participant in any subsequent employment. The severance payments and benefits under the Plan to an Eligible Participant are intended to constitute the exclusive payments and benefits in the nature of severance or termination pay that shall be due to an Eligible Participant upon termination of his or her employment and shall be in lieu of (or offset by) any other such payments or benefits under any agreement, plan, practice or policy of the Company or any of its affiliates. The severance benefits to which an Eligible Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Eligible Participant may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, the U.S. Worker Adjustment and Retraining Notification Act).

                                ARTICLE III

                         Termination Of Employment

Section 3.01. Voluntary Termination for Good Reason. If a Participant terminates his or employment with the Company pursuant to the following terms, such termination shall be deemed a "Voluntary Termination for Good Reason":

                    1) Within ninety (90) days after the Participant first learns of an event that constitutes "Good Reason" (as defined below), the Participant gives the Company at least thirty (30) calendar days' advance written notice of his or her intent to terminate in a Voluntary Termination for Good Reason, which notice sets forth in reasonable detail the facts and circumstances giving rise to the Good Reason on which such termination shall be based; and

                    2) The Company fails to remedy the facts and circumstances giving rise to such Good Reason in a prompt and responsive fashion taking into account such facts and circumstances, but in any event within such thirty-day period, provided that (i) if a fact, event or circumstance is by its nature not subject to remedy, the discontinuance of such fact, event or circumstance on a prospective basis shall be deemed a cure thereof and (ii) in the event the Company takes deliberate actions with respect to a Participant that repeatedly give rise to Good Reasons which the Company subsequently cures, the Company shall forfeit the ability to cure such Good Reasons with respect to such Participant.

                    "Good Reason" shall mean the occurrence, without the Participant's express prior written consent, of any one or more of the following:

                    (a) a material reduction or material adverse alteration in the Participant's position, title, duties or responsibilities from those in effect as of the Effective Date (or as subsequently amended with the consent of the Participant);

                    (b) the Company's requiring the Participant to be based at a location in excess of thirty-five (35) miles from the location of the Participant's principal job location or office as of the Effective Date, except for required travel on the Company's business to an extent substantially consistent with the Participant's present business obligations, provided that any re-assignment from the Company's Westport, CT facilities to its New York City facilities, or vice versa, shall not violate this provision if there is a reasonable business justification for the re-assignment;

                    (c) a reduction by the Company of the Participant's base salary or target annual bonus percentage as in effect on the Effective Date, or as the same shall be increased from time to time;

                    (d) the failure of the Company to provide the Participant with employee benefits that are at least as favorable as those provided to other similarly situated executives of the Company from time to time; or

                    (e) the failure of the Company to comply with the requirements of Section 5.03 below.

                    The Participant's right to terminate employment in a Voluntary Termination for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness. Subject to the requirements set forth above, the Participant's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

Section 3.02. Involuntary Termination for Cause. If any one or more of the following has occurred, and the Participant is terminated accordingly, it shall be deemed an "Involuntary Termination for Cause":

                    1) the Participant has materially failed to perform his or her material duties to the Company after written notice and a reasonable opportunity to cure such failure and to be heard by the Plan Administrator regarding such failure;

                    2)   the Participant has engaged in willful,
                         intentional misconduct that has resulted in material damage to the Company's business or reputation after written notice and a reasonable opportunity to be heard by the Plan Administrator regarding such misconduct;

                    3)   the Participant has been convicted of a felony;

                    4) the Participant has engaged in fraud against the Company or misappropriated property of the Company (other than incidental property); or

                    5) the Participant has materially failed to comply with the Company's employment policies and rules after written notice and a reasonable opportunity to cure such failure and to be heard by the Plan Administrator regarding such failure, provided that, pursuant to the standard policies of the Company in effect at the time, whether or not such policies are written, and any disciplinary procedures set forth therein or commonly followed, such failure to comply with such employment policies and rules would otherwise give rise to termination.

                                 ARTICLE IV

                         Administration of the Plan

Section 4.01. Administrator. The general administration of the Plan and the responsibility for carrying out the provisions of the Plan will be placed with the Plan Administrator. The Plan Administrator may be notified at the following address:

                    Martha Stewart Living Omnimedia, Inc.
                    11 West 42nd Street
                    New York, New York 10036
                    Attention:   Plan Administrator
                                 c/o General Counsel

Section 4.02. Duties and Powers. The Plan Administrator will have all powers necessary and or helpful to administering the Plan in all its details. This authority includes, but is not limited to, determining eligibility for participation and, where clearly stated in the designation of Plan participation and subsequently in the notice to a Participant of Plan participation, varying the terms of the Plan with respect to a particular Participant; making rules and regulations for the administration of the Plan that are consistent with the terms and provisions of the Plan; construing all terms, provisions, conditions and limitations of the Plan, and resolving ambiguities, correcting deficiencies and supplying omissions; determining all questions arising out of, or in connection with, cases in which the Plan Administrator deems such a determination advisable. The Plan Administrator shall have the full discretion to exercise the powers conferred by the Plan, and all such acts and determinations will be final, binding and conclusive upon all interested parties. The Plan Administrator shall also have the authority to designate other individuals to exercise the powers of the Plan Administrator on its behalf.

Section 4.03.       Claims Procedures.

                    1) All claims for benefits shall be in writing and shall be filed with the Plan Administrator.

                    2) The Plan Administrator shall determine whether or not to accept a claim for severance benefits within ninety (90) days after receiving it. If the Plan Administrator wholly or partially denies a Participant's claim for benefits, the Plan Administrator shall give the claimant written notice of such denial (a "Denial Notice") within such ninety-day period, setting forth:

                         (a)  The specific reason(s) for the denial;

                         (b)  Specific reference to pertinent Plan
                              provisions on which the denial is based;

                         (c) A description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

                         (d) An explanation of the Plan's review procedure as set forth in Section 4.03(3) below.

                    3) If a Participant wishes to appeal the denial or partial denial of a claim for benefits under the Plan, he or she shall so notify the Plan Administrator in writing within sixty (60) days after receiving the Denial Notice, during which period the Participant shall have the right to submit to the Plan Administrator written materials or information in support of his or her claim (which shall include any materials or information requested in the Denial Notice). If the Participant so requests, the Plan Administrator shall afford the Participant the opportunity, before the end of such sixty-day period, to meet with the Plan Administrator to discuss his or her claim. In addition, upon request, the Participant shall be provided, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant's claim for benefits. The Plan Administrator shall make a final determination with respect to such claim, and shall notify the Participant of the determination, within sixty
                         (60) days following the end of the sixty-day appeal period.

                                 ARTICLE V

                 Plan Amendment and Termination; Successors

Section 5.01. Amendment and Termination. The Plan, and any part thereof, is subject to amendment, waiver or individual adjustment by the Plan Administrator at any time and from time to time, for any reason, provided that no such amendment, waiver, adjustment or termination shall decrease or otherwise adversely affect the rights or entitlements possessed by a Participant, whether prior to or after such Participant's Employment Severance Date, and whether with respect to benefits under the Plan to which a Participant is then entitled or with respect to which such Participant may become entitled upon a Voluntary Termination for Good Reason or a Qualifying Involuntary Termination, without such Participant's written consent.

Section 5.02. Plan Expiration. The Plan shall expire on December 31, 2007. No termination of employment of an individual occurring after such expiration shall give rise to any rights to severance benefits under the Plan, but such expiration shall have no effect on the severance benefits to which any Eligible Participant whose Employment Severance Date occurs on or prior to such date is entitled.

Section 5.03. Successors. The Company shall cause the Plan to be assumed by any successor of the Company, whether such succession occurs by merger, asset acquisition or otherwise, unless such assumption would occur by operation of law.

Section 5.04. Employment Status. The Plan does not constitute a contract of employment or impose on the Company any obligation to retain any Participant as an employee or to change any employment policies of the Company.

Section 5.05. Withholding of Taxes. The Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.

Section 5.06. No Effect on Other Benefits. Severance benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein.

Section 5.07. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.08. Settlement of Claims. The Company's obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment or other right which the Company may have against a Participant or others.

Section 5.09. Assignment. The Plan shall inure to the benefit of and shall be enforceable by a Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under the Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant's estate. A Participant's rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

Section 5.10. Governing Law. The Plan shall be governed by ERISA and, to the extent not preempted thereby, the laws of the State of Delaware. Without limiting the generality of this Section 5.10, it is intended that the Plan comply with Section 409A of the Code, and, in the event that the Plan is determined to be a "deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code, the Plan Administrator shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the severance benefits due to Participants hereunder.

                                 ARTICLE VI

                     Waiver and Release of Claims Form

Section 6.01. Signing the Waiver and Release Form. To receive severance benefits under the Plan, an Eligible Participant must sign, and not revoke, a waiver and release of claims in the form attached hereto as Exhibit A, with such changes thereto as the Company shall reasonably provide.

                                 Exhibit A

                        WAIVER AND RELEASE OF CLAIMS

1. General Release. In consideration of the payments and benefits to be made under the Martha Stewart Living Omnimedia, Inc. Amended and Restated Executive Severance Pay Plan (the "Plan"), ______________ (the "Employee"), with the intention of binding the Employee and the Employee's heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Martha Stewart Living Omnimedia, Inc. (the "Company") and each of its subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity (an "Action"), including, without limitation, any and all Actions (i) arising out of or in any way connected with the Employee's service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 ("ERISA"), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 ("Title VII"), the Americans with Disabilities Act ("ADA"), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act ("ADEA"), the New York State Constitution, the New York Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, the New York Retaliatory Action by Employers Law, the New York Non-Discrimination for Legal Actions Law and the New York Wage and Hour Law, excepting only:

     (a) rights of the Employee under this Waiver and Release of Claims and the Plan;

     (b) rights of the Employee relating to equity awards held by the Employee as of his or her Employment Severance Date (as defined in the Plan);

     (c) the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

     (d) rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director's and officer's liability insurance policy now or previously in force;

     (e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Employment Severance Date in accordance with applicable Company policy; and

     (f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Employment Severance Date pursuant to applicable Company policy.

2. No Admissions, Complaints or Other Claims. The Employee acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Employee also acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney's fees and expenses.

4. Specific Waiver. The Employee specifically acknowledges that his or her acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive.

5.      Additional Covenants.

     (a) Confidentiality. The Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Employee shall cooperate with the Company in obtaining a protective order at the Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Employee during the Employee's employment by the Company that is not generally available public knowledge (other than by acts by the Employee in violation of this Waiver and Release of Claims).

     (b) Return of Company Material. The Employee represents that he or she has returned to the Company all Company Material (as defined below). For purposes of this Section 5(b), "Company Material" means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including, without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, books, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information
(x) that is generally available public knowledge or (y) that relates to the Employee's compensation or employee benefits.

     (c) Cooperation. Following the Employment Severance Date, the Employee shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of the Employee's services to the Company Affiliated Group.

     (d) Nondisparagement. The Employee agrees not to communicate negatively about or otherwise disparage any Company Released Party or the products or businesses of any of them in any way whatsoever.

     (e) Nonsolicitation. The Employee agrees that, from the Employment Severance Date through the second anniversary of the Employment Severance Date, the Employee shall not, directly or indirectly, interfere with the Company's businesses by, without limitation, (i) soliciting any of the Company's employees or customers or (ii) requesting or causing any customers, employees or vendors of the Company to alter, cancel or terminate any business or employment relationship with the Company.

     (f) Injunctive Relief. In the event of a breach or threatened breach by the Employee of this Section 5, the Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledging that damages would be inadequate or insufficient.

6. Voluntariness. The Employee acknowledges and agrees that he or she is relying solely upon his or her own judgment; that the Employee is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Employee is signing this Waiver and Release of Claims of his or her own free will; that the Employee has read and understood the Waiver and Release of Claims before signing it; and that the Employee is signing this Waiver and Release of Claims in exchange for consideration that he or she believes is satisfactory and adequate. The Employee also acknowledges and agrees that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

7. Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

8. Acceptance and Revocability. The Employee acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven
(7) calendar days after the Employee signs it. The Employee may revoke his or her acceptance of this Waiver and Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

9. Effect of Unenforceability of Release. In the event that the Employee or his or her successors or assigns initiates an Action in respect any portion of the Waiver and Release of Claims set forth herein that is held to be null and void or otherwise determined not to be enforceable by the Company for any reason (whether as part of such Action or otherwise), then, in addition to any other remedy available to the Company hereunder (including, without limitation, the right to cease the severance benefits), the Employee shall promptly repay to the Company any portion of the severance benefits that has previously been paid or provided to him or her.

10. Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.




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                                                       Employee